UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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NYMEX Holdings, Inc.

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This filing relates to the proposed acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) by CME Group Inc. (“CME Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008 and as amended as of June 30, 2008 and July 18, 2008, by and among NYMEX Holdings, CME Group, New York Mercantile Exchange, Inc. and CMEG NY Inc.

NYMEX Holdings sent a newsletter, via email, to its employees on July 18, 2008 to provide an update in respect of the proposed acquisition by CME Group. A copy of the newsletter is attached hereto and is incorporated herein by reference.

Dear Colleagues,

This morning, the boards of CME Group Inc. and NYMEX Holdings, Inc., as well as New York Mercantile Exchange, Inc., approved an amendment to the merger agreement. You can read the press release here (http://nymex.mediaroom.com/index.php?s=43&item=1925). The revised agreement maintains the original exchange ratio and cash consideration per share, while NYMEX Class A members will retain their seats and receive increased consideration. The companies also announced that NYMEX has accepted the offer made by Chairman Rich Schaeffer, members of the executive management team, and me to reduce change in control severance benefits, but we want to assure you that the broad-based employee severance program that we communicated to you in May will remain unchanged.

These revisions move us closer to completing our transaction with CME Group. We look forward to proceeding to our vote and focusing on a smooth integration so that our combined company can quickly achieve its significant growth potential.

To that end, integration planning is in full swing, and with your help, we remain focused on furthering these efforts as well as executing on our core business initiatives. Rich and I would like to thank you for your continued contributions. We will update you throughout the integration process.

Sincerely,

Jim